                                                                    EXHIBIT-99.1







                                                      October 21, 1999

                                              Timothy Burke, Secretary/Treasurer
                                                      (812) 465-4136


SIGCORP SETS QUARTERLY EARNINGS
RECORD WITH THIRD QUARTER RESULTS

Evansville, Indiana -- SIGCORP, Inc. (NYSE:SIG), a gas and electric utility, energy services and telecommunications company, today announced its revenues and earnings for the quarter ended September 30, 1999.

SIGCORP, the parent of Southern Indiana Gas and Electric Company (SIGECO), earned $20.2 million (86 cents per basic common share), a 13% increase over third quarter 1998 net income of $17.9 million (76 cents per share). SIGCORP's previous record quarterly earnings, net income of $19.9 million (84 cents per share), were achieved during the third quarter of 1997. Current quarter revenues were $157.9 million, compared with $134.0 million for the year-earlier period.

"Our third quarter of the year traditionally is our strongest, but these results greatly exceeded our expectations for both utility and non-utility operations, eclipsing our record 1997 quarter. SIGCORP's non-utility operations continue to increase their contributions to our overall results as the newer ventures develop and Southern Indiana Properties' (SIPI) investments continue to earn superior returns. Non-utility earnings are on target for 1999, while our utility earnings are ahead of projections. We expect to exceed our consensus earnings estimates for 1999," said Chairman and CEO Ronald G. Reherman.

Utility earnings during the third quarter of 1999 were $0.05 per share higher than the same period a year ago. Favorable impacts of sustained growth in SIGECO's service area, greater unit sales margins in the wholesale power market, improved unit gas sales margins and increased capitalized interest charges were lessened by anticipated higher operations expenditures and increased depreciation and property tax expenses. Led by very strong results from SIPI, as well as from the Energy Systems Group (ESGI) and SIGCORP Communications (Communications) subsidiaries, earnings from SIGCORP's non-utility operations rose 83%, adding $0.05 per share to 1998 third quarter non-utility results.

"SIPI has always been an excellent performer for us, and this year is no exception. ESGI and Communications had a great quarter as both companies made good progress on several very large projects. These operations continue to develop nicely, and we are excited about their futures", noted Reherman.

The Midwest experienced a heat wave during July that resulted in several record setting days and culminated in a new peak load record on July 29th of 1199.5 MW, 5% greater than SIGECO's previous peak load of 1140.4 MW set on June 25, 1998. Despite the intense heat, which began July 19th in SIGECO's service area, considerably milder weather in September held temperatures for the quarter 12% below temperatures of the year-ago period (in terms of cooling degree days). Reflecting the continued strength of the local economy, commercial and industrial electric sales rose 2% and 6%, respectively, and residential sales were equal to those of a year ago, leading to a 3% increase in total retail and firm wholesale electric sales during the third quarter compared to the 1998 period. Gas sales were up only slightly during the period, but total sales and transported volumes increased 7% reflecting the area's growth in commercial and industrial activity. Sales to other utilities and power marketers declined 15% during the recent quarter, but extremely tight energy supplies in the July wholesale power market and the concurrent availability of SIGECO's generating facilities enabled the utility to double its average unit sales margin on July wholesale power sales compared to the prior year period.

Greater utility revenues plus the continued growth of SIGCORP's natural gas marketing subsidiary, SIGCORP Energy Services, contributed to SIGCORP's $23.9 million, or 18%, third quarter revenue increase. During the same period, total operating expenses were up $23.1 million, or 23%, primarily due to higher cost of sales-related expenses at Energy Services.

FACTORS AFFECTING EARNINGS                         QTR        9 MOS    12 MOS

PERIOD ENDED SEPTEMBER 30, 1998                $    .76      $ 1.83    $ 2.12
Weather                                           (.01)       (.01)     (.04)
Sales growth other than weather                     .03         .11       .14
Electric sales to other utilities and power         .03         .02       .03
marketers
Utility O&M expense                               (.03)       (.07)     (.07)
Utility depreciation expense                      (.01)       (.04)     (.05)
Non-utility operations                              .05        (.13)    (.11)
Other                                               .04         .03       .02
PERIOD ENDED SEPTEMBER 30, 1999                $    .86      $ 1.74    $ 2.04


Net income for the twelve months ended September 30, 1999 was $48.2 million, or $2.04 per basic share of common stock, on revenues of $588.7 million, versus net income of $50.1 million, or $2.12 per basic share of common stock, on revenues of $539.7 million for the twelve months ended September 30, 1998.

For the current twelve-month period, total operating revenues were up $49.0 million, or 9%, while operating expenses rose $48.8 million, or 11%. The $0.08 per share decrease in earnings for the current twelve-month period was the result of higher utility operations, maintenance and depreciation expenses, comparatively lower non-utility earnings due to the $2.9 million (12 cents per share) after-tax gain realized by SIPI from the January 1998 liquidation of an equity position in a leveraged lease and fewer sales of natural gas by SIGECO, which more than offset the favorable impacts of increased electric sales to retail and municipal customers and Alcoa Generating Corporation and higher per unit margins on sales to other utilities and power marketers.

SIGCORP, Inc., a holding company, through its public utility subsidiary, SIGECO (one of the lowest cost energy producers in the country), is engaged in the generation, transmission, distribution and sale of electricity and the purchase of natural gas and its transportation, distribution and sale in a service area that covers ten counties in southwestern Indiana. SIGCORP's Energy Services, a non-regulated energy marketer, is also engaged in the purchase of natural gas and its transportation and sale to large volume natural gas consumers in the region. SIGCORP also operates several other non-utility subsidiaries.

This press release may contain forward-looking statements concerning our anticipation of future events that involve inherent risks and uncertainties. A number of important factors which are difficult to predict and many of which are beyond the control of the company could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties, including, but not limited to, economic or weather conditions affecting future sales, changes in markets for energy services, changing energy market prices, legislative and regulatory changes, including revised environmental requirements, impacts of Year 2000 issues, industry restructuring, availability and cost of capital and other similar factors.

# # # # # # # #

                                 SIGCORP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE PERIODS ENDED SEPTEMBER 30, 1999 AND 1998 (in
                        thousands except per share data)

                                                           Nine Months            Twelve Months
                                    Quarter Ended           Ended 9/30              Ended 9/30
                                      9/30
                                    1999        1998         1999       1998       1999         1998
Operating Revenues
  Electric                          $94,171    $87,928   $ 238,960  $ 230,681   $ 306,143   $ 291,960
  Gas                                 7,759      5,431      47,973     45,643      69,130      74,982
  Energy services and other          56,033     40,676     153,111    132,087     213,469     172,733
        Total                       157,963    134,035     440,044    408,411     588,742     539,675
Operating Income                    $32,341    $31,557    $ 72,291   $ 72,061    $ 86,306    $ 86,077
Net Income applicable to            $20,248    $17,876    $ 41,038   $ 43,308    $ 48,205    $ 50,125
common stock
Basic Earnings per common            $ 0.86     $ 0.76      $ 1.74     $ 1.83      $ 2.04      $ 2.12
share
Diluted Earnings per common          $ 0.85     $ 0.75      $ 1.73     $ 1.82      $ 2.03      $ 2.11
share
Average common shares                23,631     23,631      23,631     23,631      23,631      23,631
outstanding

Electric Sales (MWh)
  Residential                       473,104    472,785   1,109,931  1,091,501   1,344,454   1,326,221
  Commercial                        379,244    372,939     992,492    969,237   1,266,584   1,226,824
  Industrial                        619,127    584,580   1,794,779  1,702,746   2,348,149   2,210,180
  Other                               4,268      4,524      13,695     14,275      19,575      20,401
     Total retail                 1,475,743  1,434,828   3,910,897  3,777,759   4,978,762   4,783,626
  Municipals and Jasper             192,488    186,883     500,416    481,706     642,369     620,345
  Alcoa Generating Corporation       40,762     56,563     303,056    159,738     506,479     178,915
  Other Wholesale                   211,205    248,333     626,409    838,489     814,657     983,125
        Total                     1,920,198  1,926,607   5,340,778  5,257,692   6,942,267   6,566,011

Gas Sold and Transported
(MDth)
  Residential                           509        456       5,821      5,254       8,331       8,764
  Commercial                            315        301       2,441      2,164       3,567       3,765
  Industrial                             46         71         357        395         476         580
  Other                                   3          5          37         28          57          36
  Transported                         4,931      4,568      14,662     13,018      18,993      17,041
        Total                         5,804      5,401      23,318     20,859      31,424      30,186